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                                              Filed Pursuant to Rule 424(b)(3)

                                            Registration Statement No. 333-13907


                                   PRONET INC.

                  SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1996
                              ____________________

                  THE DATE OF THIS SUPPLEMENT IS AUGUST 26, 1997.
                              ____________________

     The following information supplements the Prospectus dated November 12, 1996, of ProNet Inc., a Delaware corporation ("ProNet" or the "Company"), relating to the offering by the Selling Stockholders (the "Selling Stockholders") of up to an aggregate of 1,500,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of ProNet. Unless otherwise defined herein, certain capitalized terms have the meanings ascribed to them in the Prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (i) the number of shares of Common Stock owned by each Selling Stockholder as of August 26, 1997, (assuming no shares have been sold under this Prospectus as of such date), (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under the Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder.

                                                                                   Maximum
                                                                                  Number of        Amount and Percentage
                                                              Shares Owned       Shares Which      of Common Stock Owned
                                                                Prior to         May be Sold       After the Offering(1)
  Name of Selling Holder and Relationship to Company            Offering          Hereunder              Amount - %
  --------------------------------------------------          ------------       ------------      ---------------------
Bay Alarm Company                                               465,820             465,820                   --

William E. Koch                                                 389,947             389,947                   --

John K. LaRue                                                    96,713              96,713                   --

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(1)  Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

     The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be approximately $54,000.